Oceanic Enterprises, Inc.
Statements of Financial Position
As of 6/30/2010
(unaudited)
(in thousands)

Oceanic
Current assets:
Cash and cash equivalents	$260
Accounts receivable, trade	2,166
Accounts receivable, related party	4,471
Inventories	15
Other current assets	49
Total current assets	6,961

Property and equipment, net	97
Other assets	547
Total assets	$7,605

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings from shareholder	$914
Accounts payable, trade	231
Accounts payable to related parties	4,902
Accrued liabilities	19
Total current liabilities	6,066

Long term notes payable	1,021
Total liabilities	7,087

Commitments and contingencies

Stockholders’ equity:
Common stock	10
Additional paid-in capital	1,000
Retained earnings	(492)
Accumulated other comprehensive income	-
Total Oceanic stockholders’ equity	518

Total liabilities and stockholders’ equity	$7,605

Oceanic Enterprises, Inc.
Statements of Operations
Six months ended 6/30/2010 and 6/30/2009
(unaudited)
(in thousands)

	6/30/2010	6/30/2009

Net revenue	$1,200	$9,907
Cost of goods sold	-	(9,069)

Gross profit	1,200	838

Selling, general and administrative expenses	(912)	(1,077)

Operating income (loss)	288	(239)

Exchange gains	-	115
Interest expense	(69)	(91)

Income (loss) before provision for income taxes	219	(215)

Income tax provision	-	-

Net income (loss)	$219	$(215)

Oceanic Enterprises, Inc.
Statement of Cash Flow
Six months ended  6/30/2010 and 6/30/2009
(unaudited)
(in thousands)

	Six months ended	Six months ended
	June 30, 2010	June 30, 2009

Operating Activities
Net income (loss)	$219	$(215)
Adjustments to reconcile to net cash used in operating activities:
Depreciation	-	-
Deferred income taxes	(431)	(492)

Changes in assets and liabilities:
Accounts receivable, trade	(1,520)	(364)
Accounts receivable, shareholder and other related party	(1,614)	748
Inventories	(9)	(2)
Other current assets	391	500
Accounts payable, trade	(33)	(160)
Accounts payable to shareholder and other related parties	3,418	1,177
Accrued liabilities	(161)	(45)

Net cash provided by operating activities	260	1,147

Investing activities
Purchases of property and equipment	(3)	(6)
Sale of fixed assets	-	-

Net cash used in investing activities	(3)	(6)

Financing activities
Borrowings from shareholder	914	-
Borrowings from unrelated party	-	100
Repayments of note payable to shareholder	(918)	(1,394)

Net cash used in financing activities	(4)	(1,294)

Subtotal	253	(153)

Cash and cash equivalents at beginning of year	7	2,995

Cash and cash equivalents at end of period	$260	$2,842